                                                                   Exhibit 99-B.4.112

                                             ING Life Insurance and Annuity Company

          Employer-Directed Deduction of Third Party Administrator (TPA) Fees from Participant Accounts

                                                                      ENDORSEMENT

The Contract and Certificate, if applicable are hereby endorsed as follows:

Upon written direction from an employer sponsoring a 403(b), 457(b) or 401(a) Plan, and upon confirmation from the employer that such deduction is permitted under the terms of its Plan, the ING Life Insurance and Annuity Company
(the Company) will deduct from account values of Participants under the employer's Plan the amounts specified by the employer to pay costs associated with a third party administrator engaged by the employer to administer the Plan in accordance with its terms, the Code and the Treasury Regulations. The Company will deduct such amounts at the frequency specified by the employer, provided such frequency is agreed to by the Company. The Company will not retain any such amounts deducted but will pay them to the third party administrator as directed by the employer.

If an employer does not direct such deductions, the Company may in its discretion elect to pay all or part of third party administrator expenses of the employer's Plan in accordance with any applicable provisions of the Contract.

The effective date of this endorsement is the later of the Effective Date of the Contract or Certificate or the date the endorsement is attached to the Contract or Certificate.

/s/ Brian D. Comer

President
ING Life Insurance and Annuity Company

E-TPA-08